Exhibit 99.1

FOR IMMEDIATE RELEASE

September 23, 2019

Genesis Energy, L.P. Announces Expansion of

Existing Sodium Services Operations

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE:GEL) today announced the company plans to invest approximately $300 million to expand its existing Granger production facility to increase soda ash production by approximately 750k tons per year.

“We have a long history of innovation and investment in natural soda ash production in Wyoming. This next phase of our growth will result in Granger joining our Westvaco operation as a world-class soda ash production facility,” said Grant Sims, Chairman and CEO of Genesis. “We look forward to the successful completion of the project, preserving high quality manufacturing jobs in Wyoming and serving our customers with superior quality and supply reliability.”

The expansion of the Granger facilities will utilize Genesis’ patented solution feed process technology that has been in utilized at its Westvaco facility since 1995. Following the expansion, we expect the Granger facilities will be one of the lowest cost soda ash production facilities in the world. The increased production will serve growing global soda ash demand and provide supply security to strategic customers.

The construction of the expansion is scheduled to begin in the fourth quarter of 2019. The increased production is anticipated to be available for sale in the second quarter of 2022. During the construction of the expansion, the Granger facility will continue to produce soda ash at current rates.

In conjunction with the expansion, Genesis has entered into agreements with funds affiliated with GSO Capital Partners LP (“GSO”) for the purchase of up to $350 million of preferred interests in an unrestricted subsidiary of Genesis holding Genesis’ alkali business. Proceeds will fund up to 100% of the anticipated cost of the Granger expansion. Preferred holders will receive payment-in-kind in lieu of cash distributions during the anticipated construction period. $55 million of preferred interests will be funded at closing.

Michael Zawadzki, Senior Managing Director and Co-Head of Energy at GSO Capital Partners, stated, “We are delighted to further our existing relationship with Genesis on this exciting opportunity, which adds another highly strategic asset with strong cash flow characteristics to the Genesis portfolio. We believe the Granger expansion will be highly accretive and will be funded in a balance sheet friendly structure.”

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Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, or are scheduled to occur, including but not limited to statements relating to future financial and operating results and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts, that the expansion of the Granger facility may not be completed and, if completed, we may not realize the expected benefits of the expansion, that we may not ultimately obtain the proposed financing or any other financing, that any financing we do obtain may restrict the ongoing operation of our business, and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

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Contact:

Genesis Energy, L.P.

Ryan Sims

SVP - Finance and Corporate Development

(713) 860-2521